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                       U.S. SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                      FORM N-8A

             NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                        OF THE INVESTMENT COMPANY ACT OF 1940


    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:                                    KOBRICK-HFS INVESTMENT TRUST


Address of Principal Business Office
(No. & Street, City, State Zip Code):    101 Federal Street,
                                         Boston, Massachusetts 02111


Telephone Number (including area code):  (617) 342-3500


Name and address of agent for
service of process:                      Frederick R. Kobrick
                                         President
                                         Kobrick-HFS Investment Trust
                                         101 Federal Street
                                         Boston, Massachusetts 02111


(Check appropriate box)

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this form
N-8A:    YES [X]   NO [ ]

                                      SIGNATURES

    Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Notification of Registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts, on the 10th day of October, 1997.

                                       KOBRICK-HFS INVESTMENT TRUST


                                       By:  \s\ FREDERICK R. KOBRICK
                                            -----------------------------------
                                                Frederick R. Kobrick
                                                     President


Attest:  \s\ MICHAEL T. CARMEN
         -------------------------
         Michael T. Carmen
         Secretary-Treasurer